Exhibit 14.1
SPANISH BROADCASTING SYSTEM, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
INTRODUCTION
Purpose
          This Code of Business Conduct and Ethics (the “Code”) applies to all of our directors, officers and employees, including employees of any of the Company’s subsidiaries. We refer to all persons covered by this Code as “Company employees” or simply “employees.” We also refer to our Chief Executive Officer, our Chief Financial Officer, our Chief Revenue Officer and our Chief Creative Officer as our “principal financial officers.” All references to “we”, “us”, “our”, “SBS”, “our company” or “the Company” in this report mean Spanish Broadcasting System, Inc.
Seeking Help and Information
          This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the SBS Legal Department.
Reporting Violations of the Code
          All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. We have provided several mechanisms to deal with questions you may have or matters which you may wish to report.
(i)	confidentially and anonymously through a toll free telephone “hotline” operated by an independent party at 1-866-789-1229, via the web at www.tnwinc.com/webreport or via facsimile at 1-770-409-5008 or 1-800-478-6159.

(ii)	directly to the Chairman of the Audit Committee in writing as follows: Audit Committee Chairman, c/o Internal Audit, Spanish Broadcasting System, Inc., 2601 South Bayshore Drive, PH II, Coconut Grove, Florida 33133.

(iii)	the Company also maintains an open-door policy and encourages employees to discuss these issues with their supervisors, Company officers or the Company’s

General Counsel. If you are uncomfortable discussing these matters with Company management in your market, then you may discuss any of these issues with higher levels of management, including the Chief Executive Officer, Chief Financial Officer, Chief Creating Officer, General Counsel, the Board of Directors or Audit Committee.
          All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the General Counsel and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern. The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations.
          It is Company policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.
Waivers of the Code
          Waivers of this Code will be granted only in extraordinary circumstances. Waivers of this Code for employees may be made only by an executive officer of the Company. Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors and will be disclosed to the public as required by law or the rules of the Nasdaq National Market.
CONFLICTS OF INTEREST
Identifying Potential Conflicts of Interest
          A conflict of interest can occur when an employee’s private interest interferes, or appears to interfere, with the interests of the Company as a whole. You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.
          A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also may arise when a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, directors, officers or employees and their family members are of special concern because they may create conflicts of interest.
Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:
•	Other Involvement in Outside Businesses
A conflict of interest exists if an employee engages as a director, officer, employee, promoter or consultant in or receives compensation from an outside business which (a) is a competitor or (b) a material customer or supplier of the Company. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-far-profit) whose interests reasonably would be expected to conflict with those of the Company.
•	Improper Personal Benefits.
No employee should obtain any material (as to him or her) personal benefits or favors because of his or her position with the Company. No employee or immediate family member may accept, from any person having material business dealings with the Company, entertainment that goes beyond common courtesies usually associated with accepted business practice.
Employees who purchase products and services for the Company must deal with suppliers in a respectable, professional and legal manner. As a general rule, employees should not directly or indirectly accept gifts or incentives (other than those of nominal value, such as a free calendar) from suppliers.
•	Actions of Family Members.
The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in making decisions on behalf of the Company. For purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption.
          It is not possible to list all situations in which a conflict of interest may exist or may appear to exist. We must rely on the integrity and good judgment of our directors, officers, and employees in avoiding situations that may create a conflict of interest. If questions arise, you should consult with your supervisor, higher levels of management or the Company’s General Counsel. Any director, officer or employee who becomes aware of a conflict or potential conflict must bring it to the attention of a supervisor, officer or other appropriate personnel.

Disclosure of Conflicts of Interest
          The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or the General Counsel. Your supervisor and the General Counsel will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited and may be approved in accordance with guidelines established by the Audit Committee of the Company Board of Directors, they are not desirable and may only be waived as described in “Waivers of the Code” above. Compliance with such Audit Committee guidelines shall not be deemed an explicit or implicit waiver of this Code.
COMPANY RECORDS
          Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.
          All Company records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our record keeping policy. Ask your supervisor if you have any questions.
Note: The Company has a formal document retention policy that each employee must follow with respect to Company records within such employee’s control. Please contact your supervisor or the General Counsel to obtain a copy of this policy.
ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS
          As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.
          Each director, officer, principal financial officer and employee involved in the Company’s disclosure process have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These Employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts. Employees must properly record and report all financial transactions in accordance with the Company’s accounting policies to ensure compliance with applicable laws and regulations. It is a violation of Company policy to misrepresent the Company’s financial performance. It is a violation of Company policy to unduly or fraudulently influence, coerce, manipulate or mislead any auditors regarding financial statements or accounting books and records. All disclosures of information must be accurate, complete, objective, fair, relevant, timely and understandable, including filings with and other submissions to the U.S. Securities and Exchange Commission.
BUSINESS INFORMATION
          Employees may not use for their personal benefit any information about the Company or information acquired as a result of an Employee’s relationship with the Company. In addition, Employees may not buy or sell Company securities directly or indirectly on the basis of material, inside information or communicate such information to others for that purpose. In order to avoid the appearance of impropriety, Employees also must not trade securities of any other company on the basis of material undisclosed information obtained in the course of their Company employment or communicate such information to others for that purpose.
Note: The Company has a formal Insider Trading policy that each employee must follow. Please contact your supervisor or the General Counsel to obtain a copy of this policy.
COMPLIANCE WITH LAWS AND REGULATIONS
     Each Employee has an obligation to comply with all laws, rules and regulations applicable to the Company operations. These include, without limitation all applicable state and federal securities laws and laws/regulations:
•	that provide a work environment that is free from unlawful discrimination or harassment based on race, color, age, sex, religion, national origin, or any other personal characteristic protected by applicable federal, state and local laws;

•	that cover occupational health and safety, bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, false or misleading financial information or misuse of corporate assets;

•	that prohibit the receipt of payola or plugola compensation without proper disclosure. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the General Counsel.

CONCLUSION
          This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with high standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the General Counsel. We expect all Company employees to adhere to these standards.
This Code, as applied to the Company’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated there under.
This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.
Revised 5/12/09

CERTIFICATION
     I,                                                                                           do hereby certify that:
(Print Name)
     1. I have received and carefully read the Spanish Broadcasting System, Inc. Code of Business Conduct and Ethics (the “Code of Business Conduct and Ethics”);
     2. I understand the Code of Business Conduct and Ethics; and
     3. I have complied and will continue to comply with the terms of the Code of Business Conduct and Ethics.

Signature	Date

Station Call Letters (If Applicable)
Exceptions (continue on additional pages if necessary):